GORAN CAPITAL INC. - Consolidated                                 Exhibit 11.01
Analysis of Earnings Per Share
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


                                                                                      Nine                           Nine
                                                                                  Months Ended                   Months Ended
                                                                                  September 30,                 September 30,
                                                                                      1999                           1998

Average Price (US $)                                                                  $6.53         (A)             $27.88

Proceeds from Exercise of Warrants and Options (US $)                             $6,583,261        (B)         $15,031,886
                                                                                   =========                     ==========
Shares Repurchased - Treasury Method                                               1,008,620      (B)/(A)           562,477
                                                                                   =========                        =======
Shares Outstanding - Weighted Average                                              5,876,398                      5,825,930
Add:  Options and Warrants Outstanding                                               682,572                        802,304
Less:  Treasury Method - Shares Repurchased                                       (1,008,620)                      (562,477)
                                                                                   ---------                      ---------
Shares Outstanding for US GAAP Purposes                                            5,550,350        (C)           6,065,757
                                                                                   =========                      =========
Net Earnings (loss) in Accordance with US GAAP                                  $(19,623,000)       (D)         $(1,941,000)
                                                                                  ==========                      =========
Earnings (loss)Per Share - US GAAP - Basic                                            $(3.34)                         $(.33)
                                                                                        ====                            ===
Earnings (loss) Per Share - US GAAP - Fully Diluted                                   $(3.34)     (D)/(C)             $(.33)
                                                                                        ====                            ===

The Company has 683,000 stock options outstanding as of September 30, 1999. All of the stock options are antidilutive because the exercise price is below the average market price during the period. Additionally due to the net loss in 1998 and 1999, stock options are antidilutive and therefore are excluded from the calculation of average common shares outstanding assuming dilution and fully diluted earnings per share is the same as basic earnings per share.

                                      -37-

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